CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION OF
GOOD HARBOR PARTNERS ACQUISITON CORP.
(Pursuant to Section 242 of
the Delaware General Corporation Law)

Good Harbor Partners Acquisition Corp. (the "Corporation "), a corporation organized and existing under and by virtue of the Delaware General Corporation Law (the "DGCL "), does hereby certify that:

1.	The Board of Directors of the Corporation at a meeting duly called unanimously duly adopted resolutions setting forth proposed amendments (the "Amendments") to the Certificate of Incorporation of the Corporation, as amended (the "Certificate of Incorporation"), declaring the Amendments advisability to  its stockholders, and the Amendments were duly adopted by the stockholders of the Corporation at a special meeting of its stockholders. The Amendments are as follows:

(i)	Article First of the Certificate of Incorporation is hereby amended to read as follows:

"FIRST: The name of the Corporation is UAN Cultural & Creative Co., Ltd (hereinafter sometimes referred to as the “Corporation).”

(ii)	the first sentence of Article Fourth of the Certificate of Incorporation is hereby amended to read as follows:

 "FOURTH: The total number of shares of all classes of stock which the Corporation shall have
authority to issue is One Hundred Million Five Thousand (100,005,000) shares, consisting of  One Hundred Million (100,000,000)   shares of common stock, $.0001 par value per share, and five thousand  (5,000)  shares of preferred stock, $.0001 par value per share.”

(iii) Article Fourth of the Certificate of Incorporation is hereby amended by inserting the following at the end of Section A thereof so that the issued shares of the Corporation's Common Stock on the date hereof shall be combined into a smaller number of shares of Common Stock in the ratio of one new share for each ten old shares immediately upon the filing of this Certificate of Amendment.

“Reverse Split. Effective upon the filing of this Certificate of Amendment of Certificate of Incorporation with the Secretary of State of the State of Delaware (the "Effective Time"), the shares of the Corporation's Common Stock issued and outstanding immediately prior to the Effective Time (the "Old Common Stock"), will be automatically reclassified as and combined into shares of Common Stock (the "New Common Stock") such that each ten shares of Old Common Stock  shall be reclassified as and combined into one share of New Common Stock.  Notwithstanding the previous sentence, no fractional shares of New Common Stock shall be issued to the holders of record of Old Common Stock in connection with the foregoing reclassification of shares of Old Common Stock. In lieu thereof, upon surrender after the Effective Time of a certificate that formerly represented shares of Old Common Stock that were issued and outstanding immediately prior to the Effective Time, any person who otherwise would be entitled to receive a fractional share of New Common Stock as a result of the reclassification, following the Effect Time, shall be entitled to receive a cash payment equal to the fraction to which such holder would otherwise be entitled to receive multiplied by the closing price of a share of New Common Stock on the OTC Bulletin Board immediately following the Effective Time. Each stock certificate that, immediately prior to the Effective Time represented shares of Old Common Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified (as well as the right to receive cash in lieu of any fractional shares of New Common Stock as set forth above); provided, however, that each holder of record of a certificate that represented shares of Old Common Stock shall receive, upon surrender of such certificate, a new certificate representing the number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified as set forth above."

"From and after the  Effective  Date,  the term "New Common" as used in this  Article  FOURTH  shall  mean  Common  Stock as  provided  in this Certificate of Incorporation."

(iv) “Article Twelfth of the Certificate of Incorporation is hereby repealed.”

2.	That the Amendment herein certified has been duly adopted in accordance with the provisions
Of  Section 242 of the DGCL.

3.	This Certificate of Amendment shall become effective upon the filing hereof in the Office of the Secretary of State of the State of Delaware.

      Executed on this  26th day of August, 2010.

Good Harbor Partners Acquisition Corp.

By:	/s/ Parsh Patel
Parsh Patel
Chief Executive Officer and Corporate Secretary